Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 25, 2006, Patient Infosystems, Inc. or PATY, completed a business combination with CCS Consolidated, Inc., or CCS Consolidated. CCS Consolidated has become a wholly-owned subsidiary of PATY as a result of the transaction. However, because CCS Consolidated’s securityholders own approximately 63% of the fully diluted number of shares of PATY common stock after the transaction, CCS Consolidated’s designees to the combined company’s board of directors represent a majority of the combined company’s directors and CCS Consolidated’s executive management represent a majority of the initial executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of PATY will be recorded, as of the date of the business combination, at their respective fair values and added to those of CCS Consolidated. PATY issued approximately 44.6 million shares or options or warrants to purchase shares of its common stock in exchange for all of the outstanding shares and certain options to purchase common stock of CCS Consolidated.

Set forth below are the following unaudited pro forma financial statements:

•	the unaudited pro forma condensed combined balance sheet as of September 30, 2005 assuming the merger between PATY and CCS Consolidated occurred as of the balance sheet date presented;

•	the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2005, assuming the merger between PATY and CCS Consolidated occurred as of April 1, 2004; and

•	the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2005, assuming the merger between PATY and CCS Consolidated occurred as of April 1, 2005.

The unaudited pro forma condensed combined financial statements give effect to the transaction between CCS Consolidated and PATY. The purchase price has been allocated among the fair values of the assets and liabilities of PATY, while the historical results of CCS Consolidated are reflected in the results of the combined company. The transaction has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 4 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of PATY that exist as of the date of completion of the transaction.

The unaudited pro forma condensed combined financial statements with respect to PATY and CCS Consolidated include historical financial data derived from the historical financial statements of CCS Consolidated included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K/A and in the historical financial statements of PATY set forth in PATY’s Form 10-KSB for the year ended December 31, 2004 and its Form 10-QSB for the quarter ended September 30, 2005. The historical financial statements used for CCS Consolidated were derived from its audited financial statements for the fiscal year ended March 31, 2005 and its unaudited financial statement for the six months ended September 30, 2005. The historical financial statements used for PATY were derived from the applicable quarterly unaudited financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that PATY and CCS Consolidated believe to be reasonable, and do not purport to represent the companies’ combined financial condition nor results of operations had the merger occurred on or as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information. The information is subject to a number of uncertainties, relating to the merger and related matters, including among other things, estimates, assumptions and uncertainties regarding the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the merger and the actual amount of identified intangible assets and goodwill that will result from the merger. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as the combined company’s management is in the process of making these assessments and estimates of these costs are not currently known. The Company will incur some restructuring charges related to the merger in future periods.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of future integration activities could cause material differences in the information presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with CCS Consolidated’s audited financial statements and unaudited condensed financial statements and related attached notes included in this Form 8-K/A and PATY’s audited financial statements and unaudited condensed financial statements and related attached notes included in PATY’s Form 10-KSB for the year ended December 31, 2004 and its Form 10-QSB for the quarter ended September 30, 2005, and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 8.01 of this Form 8-K/A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in PATY’s Form 10-KSB for the year ended December 31, 2004 and its Form 10-QSB for the quarter ended September 30, 2005.

CCS Consolidated, Inc. and Patient Infosystems, Inc.

Pro Forma Balance Sheet

As of September 30, 2005

(Dollars in thousands)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$ 1,518	$ 163	$ (39) 11,138 (6,000)	(a) (b) (c)	$ 6,780
Restricted cash available for current liabilities	7,124	-			7,124
Accounts receivable	5,675	1,074	(39)	(a)	6,710
Prepaid expenses and other current assets	400	337	(39)	(a)	698
Investments	-	-	36	(a)	36
Current assets of discontinued operations	365	-	-		365
Total current assets	15,082	1,574	(81) 11,138 (6,000)	(a) (b) (c)	21,713

Property and equipment, net	1,858	774	(190) (584)	(a) (f)	1,858
Intangibles and other assets, net	2,719	2,458	(1,975) 2,517	(a) (f)	5,719
Goodwill	-	11,140	(4,361) 20,017	(a) (f)	26,796
Restricted cash	651	-	-		651

Total assets	$ 20,310	$ 15,946	$ (6,607) 11,138 (6,000) 21,950	(a) (b) (c) (f)	$ 56,737

Liabilities, redeemable preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Claims payable	$ 12,294	$ -	$ -		$ 12,294
Accounts payable and accrued expenses	3,566	2,599	(871)	(a)	5,294
Accrued dividends		1,830	(1,830)	(d)	-
Deferred revenue	1,085	145	-		1,230
Note payable	300	-	-		300
Current portion of long-term debt		8,997	(2,997) (6,000)	(a) (c)	-
Current portion of capital lease obligations	238	-	-		238
Current liabilities of discontinued operations	1,028	-	-		1,028
Total current liabilities	18,511	13,571	(3,868) (6,000) (1,830)	(a) (c) (d)	20,384

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Long-term liabilities:
Line of credit	7,350	-	-		7,350
Long-term debt		68	(68)	(a)	-
Capital lease obligations, net of current portion	5	-	-		5
Deferred tax liability	77	-	-		77
Legal settlement payable	400	-	-		400
Total liabilities	26,343	13,639	(3,936) (6,000) (1,830)	(a) (c) (d)	28,216

Stockholders’ equity (deficit):
Common stock	66	108	34 5 94 368	(b) (d) (e) (f)	675
Series C convertible preferred stock	32	1	(32) (1)	(e) (e)	-
Series D convertible preferred stock		9	(9)	(e)	-
Series AA convertible preferred stock	30	-	(30)	(e)	-
Additional paid-in capital	27,267	54,845	(7,636) 11,104 1,825 62 (84) (26,109)	(a) (b) (d) (e) (e) (f)	61,274
Unearned debt issuance cost		(1,186)	297 889	(a) (c)	-
Accumulated deficit	(33,428)	(51,470)	4,668 (889) 47,691	(a) (c) (f)	(33,428)
Total stockholders’ equity (deficit)	(6,033)	2,307	(2,671) 11,138 1,830 21,950	(a) (b) (d) (f)	28,521
Total liabilities and stockholders’ equity (deficit)	$ 20,310	$ 15,946	$ (6,607) 11,138 (6,000) 21,950	(a) (b) (c) (f)	$ 56,737

CCS Consolidated, Inc. and Patient Infosystems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended March 31, 2005 (Dollars in thousands)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Revenues:
Capitation revenue	$ 56,764	$ -	$ -		$ 56,764
Administrative service revenue	2,135	-	-		2,135
Fee-for-service revenue	7,338	10,650	-		17,988
Total revenues	66,237	10,650	-		76,887
Cost of services – direct service costs	62,540	7,544	-		70,084
Gross profit	3,697	3,106	-		6,803

Operating costs and expenses:
Selling, general and administrative expense	8,332	2,932	-		11,264
Depreciation and amortization	1,356	1,063	(463)	(h)	1,956
Total operating costs and expenses	9,688	3,995	(463)	(h)	13,220

Loss from continuing operations	(5,991)	(889)	463	(h)	(6,417)

Other income (expense):
Interest and other income	187	5	-		192
Interest expense	(252)	(177)	177	(h)	(252)
Loss from continuing operations before income taxes and discontinued operations	(6,056)	(1,061)	640	(h)	(6,477)
Income tax benefit (expense)	91	(56)	-		35
Net loss from continuing operations	$ (5,965)	$ (1,117)	$ 640	(h)	$ (6,442)
Weighted average number of shares outstanding				(i)	67,538,976
Basic and fully-diluted net loss from continuing operations per common share				(i)	$(0.10)

CCS Consolidated, Inc. and Patient Infosystems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2005

(Dollars in thousands)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Revenues:
Capitation revenue	$ 21,540	$ -	$ -		$ 21,540
Administrative service revenue	3,050	-	-		3,050
Fee-for-service revenue	2,077	5,031	-		7,108
Total revenues	26,667	5,031	-		31,698
Cost of services – direct service costs	25,013	3,825	-		28,838
Gross profit	1,654	1,206	-		2,860

Operating costs and expenses:
Selling, general and administrative expense	2,860	2,201	-		5,061
Depreciation and amortization	598	724	(424)	(h)	898
Total operating costs and expenses	3,458	2,925	(424)	(h)	5,959

Loss from continuing operations	(1,804)	(1,719)	424	(h)	(3,099)

Other income (expense):
Interest and other income	170	1	-		171
Interest expense	(293)	(160)	160	(h)	(293)

Loss from continuing operations before income taxes and discontinued operations	(1,927)	(1,878)	584	(h)	(3,221)
Income tax benefit (expense)	(18)	(29)	-		(47)
Net loss from continuing operations	$ (1,945)	$ (1,907)	$ 584	(h)	$ (3,268)
Weighted average number of shares outstanding			(i)		67,538,976
Basic and fully-diluted net loss from continuing operations per common share			(i)		$(0.05)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On September 19, 2005, Patient Infosystems, Inc. (“PATY”), PATY Acquisition Corp. (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement was amended on November 22, 2005 and December 23, 2005. The Merger Agreement contemplated the merger of CCS Consolidated with and into Merger Sub, with CCS Consolidated emerging as the surviving corporation and a wholly-owned subsidiary of PATY (the “Merger”). The Merger was completed on January 25, 2006. Pursuant to the terms of the Merger Agreement, PATY issued to CCS Consolidated stockholders shares of PATY common stock such that former CCS Consolidated securityholders own approximately 63% of the combined company’s outstanding common stock on a fully-diluted basis, and former PATY stockholders, option holders and warrant holders own approximately 37% of the combined company on a fully-diluted basis.

Because the former CCS Consolidated securityholders held approximately 63% of the Registrant’s fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to PATY’s board of directors represent a majority of PATY’s directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes and the transaction is being accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Accordingly, the assets and liabilities of PATY will be recorded as of the Merger closing date of January 25, 2006 at their estimated fair values.

2.	Spin Off of American Caresource Holdings, Inc.

As a condition of closing the Merger, PATY distributed, as a dividend to its stockholders, on December 19, 2005, approximately 98% of the outstanding stock of its wholly-owned subsidiary, American Caresource Holdings, Inc. (“ACS”). PATY retained approximately 2% of the common stock of ACS.

3.	Raising of Private Investment in Public Equity

During the months of October and December 2005, PATY issued an aggregate of 3,566,950 shares of its common stock in a private placement (the “PIPE”) at an average price of $3.49 per share for gross proceeds of approximately $12.5 million. After paying related commissions and other costs, the net proceeds of the PIPE were $11.4 million. Patient Infosystems used $6.0 million of the net proceeds to retire its debt obligations under a credit facility with Wells Fargo Bank in full. PATY also wrote off approximately $889,000 of unearned debt issuance costs upon repayment of the debt. Approximately $1 million of the remaining proceeds of the PIPE will be used to pay Merger-related costs and the remainder will be used for working capital purposes.

4.	Purchase Price

The estimated purchase price of the Merger is as follows:

PATY fully-diluted shares	24,314,624
Measurement price per share	$1.38
Fair value of PATY fully-diluted shares	$ 33,554,181
Estimated related expenses	1,000,000
Total estimated purchase price	$ 34,554,181

The number of shares to be allocated between the stockholders of CCS Consolidated and PATY became fixed at the closing of the majority of the PIPE discussed above on October 31, 2005. As a result, the measurement date for the determination of the value of PATY was October 31, 2005.

Under generally accepted accounting principles, the cost of an acquisition in a stock for stock exchange is determined by the market price of the securities exchanged using trading days just before and after the measurement date. Prior to the merger with PATY, CCS Consolidated was a privately held company and its common shares were not listed or traded on any market or exchange, whereas PATY was a SEC registrant whose shares are listed and traded on the NASD OTC Bulletin Board. Even though CCS Consolidated is the accounting acquirer, PATY has determined that the purchase price to be used for accounting purposes should be determined by reference to the market trading price of PATY shares, due to the lack of a trading market in CCS Consolidated shares.

At the measurement date, the trading price of PATY common shares included the value of ACS, which was subsequently spun-off and, therefore, the trading price of PATY common shares excluding ACS at that date is not determinable. Therefore, PATY used the market price of PATY shares just after the spin-off adjusted for an estimate of the change in the trading price between the measurement date and the spin-off date. The average market trading price of PATY for the first five days after the ACS spin-off (December 19, 2005 through December 23, 2005) was $1.28 per share. The average trading price around the measurement date of PATY shares (including ACS) was $0.29 higher than the average trading price just prior to the ACS spin-off. Using the ratio of the trading price before and after the spin-off, PATY estimated the price change for PATY (without ACS) between the measurement date and the spin-off date at $.10 per share, resulting in a PATY trading price of $1.38 per share to be used in measuring the value of PATY in the acquisition.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of PATY based on their estimated fair values as of the Merger closing date of January 25, 2006. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. A third party valuation consultant has been engaged to assist in the process of determining the fair value of the assets acquired and liabilities assumed. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements. The resulting goodwill is subject to an annual impairment test. If the goodwill is impaired the combined company will recognize a non-cash charge to earnings during the quarter the impairment is determined.

5.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to PATY’s net tangible and identifiable intangible assets to a preliminary estimate of their fair values and to reflect the amortization expense related to the estimated amortizable intangible assets.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as the combined company’s management is in the process of making these assessments, and estimates of these costs are not currently known. The Company will incur some restructuring charges related to the merger in future periods.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) Reflects the spin off of ACS and the retention of approximately 2% of the issued and outstanding ACS stock.

(b) Reflects the net proceeds of the PIPE financing.

(c) Reflects the repayment in full of indebtedness owed by Patient Infosystems from the proceeds of the PIPE financing.

(d) Reflects the payment of accrued dividends on shares of Patient Infosystems’ preferred stock in shares of common stock.

(e) Reflects the conversion of shares of Patient Infosystems’ preferred stock to shares of common stock and the exchange of shares of CCS Consolidated’s preferred stock for shares of Patient Infosystems common stock in the Merger.

(f) Reflects the adjustment of assets and liabilities of Patient Infosystems to their market values and the issuance of Patient Infosystems common stock to stockholders of CCS Consolidated in the Merger. The amounts above are based upon an estimate of the fair value of Patient Infosystems common stock at the measurement date of $1.38 per share.

(g) The operations of ACS are shown as Discontinued Operations for purposes of the Pro Forma Statement of Operations.

(h) Assumes the repayment in full at the beginning of the period of outstanding indebtedness owed by Patient Infosystems and the resulting reduction of related interest expense. Also reflects adjustments to depreciation expense and the amortization of identifiable intangible assets over a five year life assuming the straight-line method.

(i) Assumes the number of common shares outstanding at the closing of the Merger were outstanding for the entire period. Options and warrants outstanding as of the closing date of the Merger aggregating 2,939,606 beneficial shares were ignored as their inclusion would be anti-dilutive.